                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         ALTRA ENERGY TECHNOLOGIES, INC.

                                       AND

                               CAMINUS CORPORATION







                          Dated as of October 12, 2001
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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of October 12, 2001, by and between Altra Energy Technologies, Inc., a Delaware corporation ("SELLER"), and Caminus Corporation, a Delaware corporation ("BUYER").

                                    RECITALS

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the business conducted by Seller and its Subsidiaries that consists of providing energy software applications used by energy companies for risk management, scheduling, transportation management, contract administration and energy transaction management (the "SOFTWARE BUSINESS"); and

         WHEREAS, in furtherance of the foregoing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding shares of common stock, $0.01 par value per share (the "COMPANY COMMON STOCK"), of Altra Software Services, Inc., a Delaware corporation (the "COMPANY").

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I -- DEFINITIONS

         SECTION 1.1 For purposes of this Agreement, the term:

         "ACCOUNTING REFEREE" means a firm of nationally recognized accountants chosen by, and mutually acceptable to, each of Buyer and Seller and who shall be independent of each of Buyer and Seller.

         "ACTION" means any claim, action, suit, litigation, proceeding, or arbitration or investigation of any kind, at law or in equity, including actions or proceedings seeking injunctive relief.

         "ADJUSTMENT CASH FUND" shall have the meaning as set forth in Section 2.4(a).

         "ADJUSTMENT STOCK FUND" shall have the meaning as set forth in Section 2.4(b).

         "ADJUSTMENT CASH ESCROW" shall have the meaning as set forth in Section 2.3.

         "ADJUSTMENT STOCK ESCROW" shall have the meaning as set forth in
Section 2.3.



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         "AFFILIATE" means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

         "AGREEMENT" shall have the meaning as set forth in the preamble hereof.

         "ALLOCATION SCHEDULE" shall have the meaning as set forth in Section 7.6(g).

         "ANCILLARY AGREEMENTS" mean the Registration Rights Agreement and the Transitional Services Agreement.

         "ASSUMED LIABILITIES" shall have the meaning as set forth in Section
7.5.

         "AUDITED BALANCE SHEET" shall have the meaning as set forth in Section 2.6.

         "BALANCE SHEET DELIVERY DATE" shall have the meaning as set forth in
Section 2.6.

         "BUSINESS DAY" means any day other than a day on which the Nasdaq National Market System is closed.

         "BUYER" shall have the meaning as set forth in the preamble hereof.

         "BUYER AUDITED FINANCIAL STATEMENTS" shall have the meaning as set forth in Section 5.11.

         "BUYER COMMISSION FILINGS" shall have the meaning as set forth in
Section 5.11.

         "BUYER COMMON STOCK" means the common stock, par value $0.01 per share, of Buyer.

         "BUYER CLOSING STOCK PRICE" means the average closing price of Buyer Common Stock for the twenty (20) trading days ending on and including the last trading day that immediately precedes the date hereof, calculated on the basis of the last reported sales price of Buyer Common Stock on the Nasdaq National Market.

         "BUYER DISCLOSURE SCHEDULE" shall have the meaning as set forth in
Article V.

         "BUYER REPORTS" shall have the meaning as set forth in Section 5.11.

         "BUYER REPRESENTATIVES" shall have the meaning as set forth in Section 6.4.

         "BUYER SHARES" shall have the meaning as set forth in Section 2.1.

         "CASH PURCHASE PRICE" shall have the meaning set forth in Section 2.1.

         "CASH SETTLEMENT AMOUNT" shall have the meaning set forth in Section
7.4.

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         "CLOSING" shall have the meaning as set forth in Section 2.2.

         "CLOSING DATE" shall have the meaning as set forth in Section 2.2.

         "CODE" shall have the meaning as set forth in Section 4.7(a).

         "COMMISSION" means the Securities and Exchange Commission.

         "COMPANY" shall have the meaning as set forth in the recitals hereto.

         "COMPANY COMMON STOCK" shall have the meaning as set forth in the recitals hereto.

         "COMPANY DISCLOSURE SCHEDULE" shall have the meaning as set forth in
Article III.

         "COMPANY FINANCIAL STATEMENTS" shall have the meaning as set forth in
Section 3.7.

         "COMPANY INDEMNIFIED PARTIES" shall have the meaning as set forth in
Section 10.12.

         "COMPANY MATERIAL CONTRACTS" shall have the meaning as set forth in
Section 3.11(a).

         "COMPANY PROPRIETARY RIGHTS" shall mean all Proprietary Rights used or held for use by Seller or the Company or any of their respective Subsidiaries, in whole or in part, in the Software Business.

         "COMPANY SECURITIES" shall have the meaning as set forth in Section
3.5.

         "COMPANY SHARES" shall have the meaning set forth in Section 2.1.

         "COMPETING TRANSACTION" shall have the meaning set forth in Section 6.2(f).

         "CONFIDENTIAL INFORMATION" shall have the meaning as set forth in
Section 6.5.

         "CONTROL" (including the terms "Controlled", "Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

         "DISCLOSING PARTY" shall have the meaning as set forth in Section 6.5.

         "EMPLOYEE" shall have the meaning as set forth in Section 4.7(a).

         "EMPLOYEE AGREEMENT" shall have the meaning as set forth in Section 4.7(a).

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         "ENCUMBRANCES" shall mean, with respect to any real or personal, tangible or intangible property, any lien, charge, reservation, right of entry, possibility of reverter, encroachment, easement, right of way, restrictive covenant, lease, security interest (whether based on common law, statute or contract and, including, without limitation, any interest arising from any capitalized lease, conditional sale, trust receipt or deposit interest), option, right of first refusal, right of first offer or any other imperfection of title or right by any Person to assert a claim with respect to such property.

         "ENVIRONMENTAL COSTS" means, any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause the Company to come into compliance with Environmental
Laws), investigation costs (including, without limitation, reasonable fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (a) of third parties for personal injury or property damage or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matters.

         "ENVIRONMENTAL LAWS" means, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7501 et seq.; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.; the Emergency Planning and Community Right-to-Know-Act of 1986, 42 U.S.C. 11001 et seq., Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., all rules and regulations promulgated pursuant to any of the above statutes, and any other analogous federal, state or local law, statute, rule or regulation governing Environmental Matters, as the same exist as of the Closing Date, including any common law cause of action relating to Environmental Matters or alleging liability to pay Environmental Costs.

         "ENVIRONMENTAL MATTERS" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "ENVIRONMENTAL PERMITS" shall have the meaning as set forth in Section 3.16.

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         "ERISA" shall have the meaning as set forth in Section 4.7(a).

         "ERISA AFFILIATE" shall have the meaning as set forth in Section
4.7(a).

         "ESCROW AGENT" means JP Morgan Chase, or such other independent third party escrow agent as the parties hereto may mutually agree upon.

         "ESCROW AGREEMENT" means the escrow agreement substantially in the form attached hereto as Exhibit A to be entered into, as of the Closing Date, by and among Buyer, Seller and the Escrow Agent.

         "ESTIMATED CLOSING BALANCE SHEET" shall have the meaning as set forth in Section 2.5.

         "ESTIMATED TANGIBLE NET WORTH" shall have the meaning as set forth in
Section 2.5.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "EXPIRATION DATE" shall have the meaning as set forth in Section 10.1.

         "FINAL ALLOCATION" shall have the meaning set forth in Section 7.6(g).

         "FINAL TANGIBLE NET WORTH" shall have the meaning as set forth in
Section 2.6.

         "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

         "GOVERNMENTAL ENTITIES" means any governmental or regulatory authority, either domestic or foreign.

         "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls (PCBs) and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde) that are regulated by, or may form the basis of liability under, any Environmental Laws.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PARTIES" shall have the meanings as set forth in Sections 7.3(a) and (b).

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         "INDEMNIFYING PARTY" shall have the meanings as set forth in Sections
7.3(a) and (b).

         "INDEMNITY FUND" shall have the meaning as set forth in Section 2.4(c).

         "INDEMNITY ESCROW" shall have the meaning as set forth in Section 2.3.

         "INDEMNITY ESCROW PERIOD" shall have the meaning as set forth in
Section 2.4(c).

         "IRS" shall have the meaning as set forth in Section 4.7(b).

         "KNOWLEDGE," "KNOWN TO" or any similar phrase means, with respect to any matter in question, that, with respect to Seller, a Seller Executive Officer, or, with respect to Buyer, a Buyer Executive Officer: (a) has actual knowledge of such matter, or (b) would have actual knowledge of such matter after making such inquiry (if any) as a reasonable Person would have made under the circumstances applicable to such matter; provided, however, that, solely for purposes of determining the accuracy of a representation or warranty in order to determine whether either of the conditions set forth in Section 8.2(a) or 8.3(a) has been satisfied, clause (b) of this paragraph shall be disregarded. For purposes of this paragraph, (1) a Seller Executive Officer shall mean any of Paul Bourke, Susan L. Bauch and Huan Bui, and (2) a Buyer Executive Officer shall mean any of David M. Stoner, Joseph P. Dwyer and Donald K. Ghostlaw.

         "LAW" or "LAWS" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

         "LITIGATION FUND" shall have the meaning as set forth in Section
2.4(d).

         "LITIGATION ESCROW" shall have the meaning as set forth in Section 2.3.

         "LITIGATION ESCROW PERIOD" shall have the meaning as set forth in
Section 2.4(d).

         "LOSSES" shall have the meaning as set forth in Section 7.3(a).

         "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect:
(a) in the case of Seller or the Company, to be materially adverse to the assets, financial condition, business, operations or prospects of the Company and its Subsidiaries or the Software Business taken as a whole, or to the ability of Seller or the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, provided, however, that changes in general economic or regulatory conditions or in the industry in which the Software Business is conducted shall not constitute a Material Adverse Effect, and any adverse effect resulting from the public announcement of the transactions contemplated by this Agreement shall not


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constitute a Material Adverse Effect.; and (b) in the case of Buyer, to be materially adverse to the assets, financial condition, business, operations or prospects of Buyer, or to the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, provided, however, that changes in general economic or regulatory conditions or in Buyer's industry shall not constitute a Material Adverse Effect, and any adverse effect resulting from Buyer's public announcement of its results of operations for the fiscal quarter ended September 30, 2001 shall not constitute a Material Adverse Effect.

         "NON-TRANSFERRED EMPLOYEES" shall have the meaning as set forth in
Section 7.9.

         "PERMITS" shall have the meaning as set forth in Section 3.13(b).

         "PERMITTED ENCUMBRANCES" shall have the meaning as set forth in Section 3.9(a).

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

         "PROPRIETARY RIGHTS" means all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, trade dress, logos and corporate names, all such existing worldwide, together with all renewals, translations, derivatives and combinations thereof and including all goodwill associated therewith, all worldwide patents, patent applications, and patent disclosures together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, material confidential business information, whether patentable or unpatentable and whether or not reduced to practice, all know how and trade secrets, all computer software in whatever form including related documentation, all copyrights, copyright registrations and applications for the registration of copyrights and all other material proprietary rights used by or held by Seller or the Company or any of their Subsidiaries (in the case of Company Proprietary Rights) or any other third Person whether or not currently used thereby and all contracts and arrangements for licensing the same to or from third parties.

         "PURCHASE PRICE" means the value of all payments made to Seller pursuant to Section 2.3.

         "RECIPIENT" shall have the meaning as set forth in Section 6.5.

         "REGISTRATION RIGHTS AGREEMENT" shall have the meaning as set forth in
Section 7.8.

         "REQUIRED CONSENT" shall have the meaning as set forth in Section
3.3(b).

         "RETURNS" shall have the meaning as set forth in Section 4.9(d).

         "SECTION 338(h)(10) ELECTION" shall have the meaning set forth in
Section 7.6(a).

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         "SELLER" shall have the meaning as set forth in the preamble hereof.

         "SELLER EMPLOYEE PLAN" shall have the meaning as set forth in Section 4.7(a).

         "SOFTWARE BUSINESS" shall have the meaning as set forth in the recitals hereto.

         "SOFTWARE BUSINESS EMPLOYEE" shall have the meaning as set forth in
Section 7.9.

         "SPECIFIED ACTIONS" shall have the meaning as set forth in Section 2.4(c).

         "SUBSIDIARY" or "SUBSIDIARIES" of Seller, the Company, Buyer or any other Person, means any corporation, partnership, joint venture or other legal entity of which Seller, the Company, Buyer or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "SUBSIDIARY SECURITIES" shall have the meaning as set forth in Section 3.6(b).

         "TANGIBLE NET WORTH" means (a) total assets (including, without limitation, the Transferred Assets), less goodwill and other intangible assets, minus (b) total liabilities (including, without limitation, the Assumed Liabilities), excluding (1) Intercompany accounts receivable and accounts payable balances (classified by Seller as "Interco A/R/A/P" on Seller's interim balance sheet) and (2) for the avoidance of doubt, parent level subordinated indebtedness and any bank indebtedness. Tangible Net Worth will be computed in accordance with GAAP and as provided in the parties' agreed computation conventions reflected in Schedule 2.5 of the Company Disclosure Schedule.
Schedule 2.5 of the Company Disclosure Schedule also includes an example of the application of the foregoing definition of Tangible Net Worth to an illustrative consolidated balance sheet of the Company and its Subsidiaries.

         "TAX" or "TAXES" shall have the meaning as set forth in Section 4.9(d).

         "TRANSFERRED ASSETS" shall have the meaning as set forth in Section
7.5.

         "TRANSFERRED EMPLOYEES" shall have the meaning as set forth in Section 7.9.

         "TRANSITIONAL SERVICES AGREEMENT" shall have the meaning as set forth in Section 7.7.

                        ARTICLE II - THE STOCK PURCHASE

         SECTION 2.1 Purchase and Sale.

         Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the Closing, all of the outstanding shares of


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Company Common Stock (the "COMPANY SHARES"). The purchase price for the Company
Shares is, subject to the escrow deposits and the other adjustments provided for in this Article II, $30,000,000 in cash (the "CASH PURCHASE PRICE") and 1,975,000 shares of Buyer Common Stock (the "BUYER SHARES"). At the Closing, Seller shall deliver to Buyer a certificate for the Company Shares duly endorsed or accompanied by a stock power duly endorsed in blank, with any required transfer stamps affixed thereto.

         SECTION 2.2 Closing.

         The closing of the transactions contemplated hereby (the "CLOSING") shall take place (a) at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts as soon as reasonably practicable after the last to be fulfilled or waived of the conditions to the parties' obligations specified in
Article VIII shall be fulfilled or waived, or (b) at such other place, date and/or time as the parties hereto may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

         SECTION 2.3 Closing Payment.

         At the Closing, Buyer shall: (a) pay to Seller an amount of cash equal to (1) the Cash Purchase Price plus, if the Estimated Tangible Net Worth is a positive number, or minus, if the Estimated Tangible Net Worth is a negative number, the absolute value of the Estimated Tangible Net Worth, and minus (2) the Adjustment Cash Escrow; and (b) issue to Seller a number of shares of Buyer Common Stock equal to (A) the number of Buyer Shares minus (B) the sum of the Adjustment Stock Escrow, the Indemnity Escrow and the Litigation Escrow. The "INDEMNITY ESCROW" shall be the number of shares of Buyer Common Stock that equals the result (rounded to the nearest whole number) of (i) $9,100,000 divided by (ii) the Buyer Closing Stock Price. The "LITIGATION ESCROW" shall be equal to the number of shares of Buyer Common Stock equal to the result (rounded to the nearest whole number) of (x) $900,000 divided by (y) the Buyer Closing Stock Price. The "ADJUSTMENT CASH ESCROW" shall be the cash amount equal to: (a) if the Estimated Tangible Net Worth is a positive number, $4,000,000, or (b) if the Estimated Tangible Net Worth is a negative number, the result (but not below zero) of (1) $4,000,000 minus (2) the absolute value of the Estimated Tangible Net Worth. The "ADJUSTMENT STOCK ESCROW" shall be the number of shares of Buyer Common Stock that equals the result (rounded to the nearest whole number) of (i) $5,400,000 less the Adjustment Cash Escrow, divided by (ii) the Buyer Closing Stock Price. At the Closing, Buyer shall deliver to the Escrow Agent, pursuant to the Escrow Agreement, the Indemnity Escrow, the Litigation Escrow, the Adjustment Cash Escrow and the Adjustment Stock Escrow. The cash payment by Buyer to Seller pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds to such account of Seller to be designated by Seller by written notice to Buyer at least two (2) Business Days prior to the Closing Date. At the Closing, Buyer shall deliver to Seller a certificate for the number of Buyer Shares to be issued to Seller at the Closing pursuant to this Section 2.3, registered in the name of Seller.

         SECTION 2.4 Escrow Funds.

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                  (a) As more specifically provided in the Escrow Agreement, on the Closing Date, cash in an amount equal to the Adjustment Cash Escrow will be held in escrow by the Escrow Agent, such amount to constitute the "ADJUSTMENT CASH FUND" to be governed by the terms set forth in this Agreement and in the Escrow Agreement. The Adjustment Cash Fund shall be held in escrow by the Escrow Agent following the Closing Date until the date on which all remaining cash in the Adjustment Cash Fund is paid to Buyer and/or Seller pursuant to Section 2.7.

                  (b) As more specifically provided in the Escrow Agreement, on the Closing Date, shares of Buyer Common Stock in an amount equal to the Adjustment Stock Escrow will be held in escrow by the Escrow Agent, such amount to constitute the "ADJUSTMENT STOCK FUND" to be governed by the terms set forth in this Agreement and in the Escrow Agreement. The Adjustment Stock Fund shall be held in escrow by the Escrow Agent following the Closing Date until the date on which all remaining shares of Buyer Common Stock in the Adjustment Stock Fund are delivered to Buyer and/or Seller pursuant to Section 2.7.

                  (c) As more specifically provided in the Escrow Agreement, on the Closing Date, shares of Buyer Common Stock in an amount equal to the Indemnity Escrow will be held in escrow by the Escrow Agent, such amount to constitute the "INDEMNITY FUND" to be governed by the terms set forth in this Agreement and in the Escrow Agreement. Subject to the following requirements, the Indemnity Fund shall be held in escrow by the Escrow Agent following the Closing Date until the Expiration Date (the period of time from the Closing Date through and including the Expiration Date is referred to herein as the "INDEMNITY ESCROW PERIOD"). Upon termination of the Indemnity Escrow Period, Buyer shall direct the Escrow Agent to deliver to Seller all shares of Buyer Common Stock remaining in the Indemnity Fund; provided, however, that (1) the Indemnity Escrow Period shall not terminate with respect to such amount that is necessary, in the reasonable judgment of Buyer, to satisfy pending claims for indemnification asserted by Buyer pursuant to Article VII, and (2) as soon as all such claims, if any, have been resolved, Buyer shall direct the Escrow Agent to deliver to Seller the remaining portion of the Indemnity Fund not required to satisfy such claims.

                  (d) As more specifically provided in the Escrow Agreement, on the Closing Date, shares of Buyer Common Stock in an amount equal to the Litigation Escrow will be held in escrow by the Escrow Agent, such amount to constitute the "LITIGATION FUND" to be governed by the terms set forth in this Agreement and in the Escrow Agreement. Subject to the following requirements, the Litigation Fund shall be held in escrow by the Escrow Agent following the Closing Date until the date on which the last of the Actions set forth in
Schedule 2.4(c) of the Company Disclosure Schedule (the "SPECIFIED ACTIONS") shall have been conclusively resolved (the period of time from the Closing Date through and including the date of such resolution is referred to herein as the "LITIGATION ESCROW PERIOD"). Upon termination of the Litigation Escrow Period, Buyer shall direct the Escrow Agent to deliver to Seller all shares of Buyer Common Stock remaining in the Litigation Fund, less all Losses incurred by Buyer with respect to which Buyer is entitled to

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be indemnified pursuant to Section 7.3(a)(3). If, at any time during the
Litigation Escrow Period, there are insufficient assets in the Litigation Fund to indemnify Buyer for such Losses, then until the expiration of the Indemnity Escrow Period the Indemnity Fund shall be available to indemnify Buyer for any and all such Losses.

         SECTION 2.5 Estimated Tangible Net Worth Adjustment.

         Not more than five (5) or less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer: (a) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET"), which shall be determined in accordance with GAAP and consistent with the computation conventions reflected in Schedule 2.5 of the Company Disclosure Schedule; and (b) a certificate setting forth in reasonable detail Seller's calculation of the estimated Tangible Net Worth as of the Closing Date (the "ESTIMATED TANGIBLE NET WORTH").

         SECTION 2.6 Post-Closing Tangible Net Worth Adjustment.

                  (a) As promptly as possible after the Closing Date, Buyer and its independent accountants shall prepare an audited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "AUDITED BALANCE SHEET"), which shall be prepared from the books and records of the Company in accordance with GAAP and consistent with the computation conventions reflected in Schedule 2.5 of the Company Disclosure Schedule. As promptly as possible, but no later than 60 days after the Closing Date, Buyer shall cause its independent accountants to deliver (such date of delivery, the "BALANCE SHEET DELIVERY DATE") to Seller the Audited Balance Sheet and such firm's certification setting forth in reasonable detail the calculation of the Tangible Net Worth (the "FINAL TANGIBLE NET WORTH"). Seller shall, and shall cause its independent accountants to, cooperate and assist, to the extent requested by Buyer and/or its independent accountants, in the preparation of the Audited Balance Sheet and the calculation of the Final Tangible Net Worth, including, without limitation, by making available to the extent necessary books, records, work papers and personnel.

                  (b) If Seller disagrees with the calculation of the Final Tangible Net Worth set forth in the certification of Buyer's independent accountants, Seller may, within twenty (20) days after the Balance Sheet Delivery Date, deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Audited Balance Sheet and the calculation of the Final Tangible Net Worth delivered by Buyer pursuant to Section 2.6(a).

                  (c) If a notice of disagreement shall have been delivered by Seller pursuant to Section 2.6(b), the parties hereto shall, during the twenty
(20) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed

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items or amounts in order to determine the amount of the Final Tangible Net
Worth, which amount shall not be less than the amount shown in Buyer's calculation thereof delivered pursuant to Section 2.6(a) nor more than the amount shown in Seller's calculation thereof delivered pursuant to Section 2.6(b). If, during such period, the parties hereto are unable to reach agreement, the parties hereto shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Tangible Net Worth. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Audited Balance Sheet or the calculation of the Final Tangible Net Worth set forth in the certification of Buyer's independent accountants as to which Seller has disagreed. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be born one-half by Buyer and one-half by Seller.

         SECTION 2.7 True-Up Payment.

         Within five (5) Business Days after the Balance Sheet Delivery Date:

                  (a) If the Final Tangible Net Worth is less than the Estimated Tangible Net Worth, then: (1) Buyer shall direct the Escrow Agent to pay to Buyer cash in the amount of the shortfall from the Adjustment Cash Fund, (2) if the shortfall is greater than the amount of cash in the Adjustment Cash Fund, then (A) Buyer shall direct the Escrow Agent (as more specifically provided in the Escrow Agreement) to deliver shares of Buyer Common Stock (the parties hereto agreeing that the value of each such share shall be equal to the Buyer Closing Stock Price) to the extent necessary to cover the shortfall, first, from the Adjustment Stock Fund, and, second, from the Indemnity Fund and/or the Litigation Fund, and (B) if such shares of Buyer Common Stock are insufficient to cover the shortfall, Seller shall pay Buyer an additional amount of cash to cover the shortfall, and (3) to the extent that Buyer is not entitled to retain all of the cash in the Adjustment Cash Fund and/or all of the shares of Buyer Common Stock in the Adjustment Stock Fund, Buyer shall direct the Escrow Agent to pay to Seller the remaining cash in the Adjustment Cash Fund and to deliver to Seller the remaining shares of Buyer Common Stock in the Adjustment Stock Fund, as applicable.

                  (b) If the Final Tangible Net Worth is greater than the Estimated Tangible Net Worth, then Buyer shall: (1) pay to Seller cash in an amount equal to the excess, and (2) direct the Escrow Agent to pay to Seller the cash in the Adjustment Cash Fund and to deliver to Seller the shares of Buyer Common Stock in the Adjustment Stock Fund.

                  (c) As more specifically provided in the Escrow Agreement, each payment of cash pursuant to this Section 2.7 shall be accompanied by the payment of interest earned on such cash from the Closing Date until the date on which such cash is paid.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES
                             RELATING TO THE COMPANY

         Seller hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Schedule (provided, however, that each disclosure set forth in the Company Disclosure Schedule shall not be deemed to refer to any section other than (a) the specific section or sections referenced in such disclosure and (b) any other sections where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably obvious):

         SECTION 3.1 Corporate Existence and Power.

         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Seller has heretofore made available to Buyer, or Buyer's counsel, true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

         SECTION 3.2 Corporate Authorization.

         The execution, delivery and performance by the Company of each of the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated thereby, are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. Each of the Ancillary Agreements to which the Company is a party has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Buyer, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         SECTION 3.3 Governmental Authorization; Consents.

                  (a) The execution, delivery and performance by the Company of each of the Ancillary Agreements to which it is a party do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority other than (1) compliance with any applicable requirements of the HSR Act and (2) any filings to be made to effect the assignment of Company Proprietary Rights.

                  (b) Except as set forth in Schedule 3.3 of the Company Disclosure Schedule, no consent, approval, waiver or other action (a "REQUIRED CONSENT") by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document relating to the Software Business to which Seller, the Company or any of their Subsidiaries is a party or by which any of them is bound is required or necessary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller or the Company (as applicable) or the consummation of the transactions contemplated thereby.

         SECTION 3.4 Non-Contravention.

         The execution, delivery and performance by Seller and the Company of this Agreement or the Ancillary Agreements (as applicable), and the consummation of the transactions contemplated thereby, do not and will not (a) contravene or conflict with the corporate charter or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.3(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries,
(c) assuming the receipt of all Required Consents, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any permit held by the Company or any of its Subsidiaries, or (d) assuming the receipt of all Required Consents, result in the creation or imposition of any Encumbrance on any asset of the Company or any of its Subsidiaries.

         SECTION 3.5 Capitalization.

         The Company's authorized capital stock consists solely of 10,000 shares of Company Common Stock, 1,000 shares of which are issued and outstanding, and there are no other securities or derivative securities of the Company issued or outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and are owned by Seller. Except as set forth in Schedule 3.5 of the Company Disclosure Schedule, there are no outstanding (a) shares of capital stock, other securities, or phantom or other equity interests of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (c) options or other rights to acquire from the Company any capital stock, other securities, or phantom or other equity interests of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 3.6 Subsidiaries.

                  (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on such Subsidiary. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Schedule 3.6 of the Company Disclosure Schedule.

                  (b) All of the outstanding capital stock of, or other ownership interests in, each of the Company's Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company's Subsidiaries or (2) options or other rights to acquire from the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Company's Subsidiaries (the items in clauses (1) and (2) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         SECTION 3.7 Reports; Financial Statements; Books of Account.

                  (a) Attached as Schedule 3.7(a) of the Company Disclosure Schedule are true and correct copies of (1) the unaudited consolidated balance sheet of Seller and its Subsidiaries as of the fiscal year ended December 31, 2000 and the statement of income for the twelve-month period then ended, and (2) the unaudited interim balance sheet of the Company and its Subsidiaries as of September 30, 2001, and the statement of income for such interim period then ended (all such financial statements being referred to herein collectively as the "COMPANY FINANCIAL STATEMENTS"). Each such balance sheet presents fairly the consolidated financial condition, assets and liabilities, and stockholders' equity of Seller or the Company, as applicable, as of its date; each such statement of income presents fairly the consolidated results of operations of Seller or the Company, as applicable, for the period indicated; and each such statement of cash flows and changes in stockholders' equity presents fairly the information purported to be shown therein. Except as set forth in Schedule 3.7(a) of the Company Disclosure Schedule and, with respect to the unaudited interim statements, except for the absence of notes to the interim statements and subject to normal, recurring year-end adjustments consistent with past practice (which will not be material in the aggregate), the Company Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and are in accordance with the books and records of Seller, the Company and their Subsidiaries.

         (b) Except as set forth in Schedule 3.7(b) of the Company Disclosure Schedule, the books, records and accounts of Seller, the Company and their Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller, the Company and their Subsidiaries. Seller, the Company and their Subsidiaries maintain a system of internal accounting control sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (3) access to assets, properties, books, records and accounts is permitted only in accordance with management's general or specific authorization, and (4) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         SECTION 3.8 Absence of Certain Changes.

         Except as disclosed in the Company Financial Statements or in Schedule
3.8 of the Company Disclosure Schedule, and except as otherwise specifically contemplated by this Agreement, (1) since June 30, 2001, Seller (insofar as its activities relate to the Software Business), the Company and their Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practices, and (2) since June 30, 2001, there has not been:

                  (a) any adverse change that constitutes a Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

                  (c) any amendment of any Company Securities or any outstanding securities of any of the Company's Subsidiaries;

                  (d) any incurrence, assumption or guarantee of any indebtedness for borrowed money other than (1) in the ordinary course of business and in amounts and on terms consistent with past practices, and (2) to Seller or any of its Subsidiaries;

                  (e) any creation or assumption of any Encumbrance (other than Permitted Encumbrances) on any asset;

                  (f) any making of any loan, advance or capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in, Seller or any of its Subsidiaries;

                  (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Software Business;

                  (h) any transaction or commitment made, or any contract or agreement entered into, relating to the Software Business (including the acquisition or disposition of any assets) or any relinquishment of any contract or other right, in either case, material to the Software Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                  (i) any change in any method of accounting or accounting practice; or

                  (j) any agreement, arrangement or other understanding to do, cause or suffer any of the foregoing.

         SECTION 3.9 Title to Properties.

                  (a) Seller (insofar as such matters may relate to the Software Business), the Company and their Subsidiaries have good and marketable title to or valid leasehold interests in all of their properties, including, without limitation, (1) all of the assets reflected in the Company Financial Statements,
(2) the properties described in Sections 3.15 and 3.18 of this Agreement, and
(3) all other properties or assets of any kind used or held for use by or reasonably necessary to the operations of the Software Business (including, without limitation, the Transferred Assets), in each case free and clear of any Encumbrance or exceptions to title, except for (A) Encumbrances securing obligations set forth in the Company Financial Statements, (B) properties disposed of, or subject to purchase or sales orders or conditional sale arrangements, in the ordinary course of business consistent with past practice,
(C) Encumbrances securing Taxes, all of which are due but not delinquent or are being contested in good faith, (D) suppliers', materialmens, mechanics and similar liens that arise in the ordinary course of business, all of which are not delinquent or are being contested in good faith, (E) Encumbrances that do not, individually or in the aggregate, materially detract from the value of such property, interfere with the use, occupancy or operation of such property as currently used, (F) security interests for leased equipment and (G) Encumbrances that are disclosed in Schedule 3.9(a) of the Company Disclosure Schedule (all items in clauses (A) through (G) are collectively referred to herein as "PERMITTED ENCUMBRANCES").

                  (b) The assets, rights and properties owned, licensed or leased by the Company and its Subsidiaries (including the Transferred Assets to be contributed prior to the Closing in accordance with Section 7.5) constitute all of the assets, rights and properties used or held for use in the Software Business as the same is currently conducted, and are generally sufficient to conduct the Software Business as the same is currently conducted. Except for license and lease payments payable under Company Material Contracts to the extent described in Schedule 3.11 of the Company Disclosure Schedule, the Company's (or its Subsidiaries') right to full ownership and use of such assets, rights and properties is not subject to any royalty, license or other payment obligation owed to any third party.

         SECTION 3.10 Litigation.

         Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, there is no Action (or, to the Knowledge of Seller, any basis therefor) pending against, or, to the Knowledge of Seller, threatened against or affecting, Seller (insofar as such matters may relate to the Software Business), the Company or any of their Subsidiaries or any of their respective properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

         SECTION 3.11 Material Contracts; No Default.

                  (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.11 of the Company Disclosure Schedule (collectively, the "COMPANY MATERIAL CONTRACTS"), as of the date of this Agreement none of Seller (insofar as such matters may relate to the Software Business), the Company and any of their Subsidiaries is a party to or subject to:

                           (i) any lease providing for annual rentals of
$100,000.00 or more;

                           (ii) any contract relating to indebtedness for
borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $100,000.00;

                           (iii) any contract for the purchase of materials,
supplies, goods, services, equipment or other assets providing for annual payments of $100,000.00 or more;

                           (iv) any sales, distribution or other similar
agreement providing for the sale of materials, supplies, goods, services, equipment or other assets providing for annual payments of $100,000.00 or more;

                           (v) any agency, dealer, sales representative or other
similar agreement of $100,000.00 or more;

                           (vi) any employment or consulting agreement providing
for annual payments of $100,000.00 or more;

                           (vii) any partnership, joint venture or other similar
contract, arrangement or agreement;

                           (viii) any license agreement, franchise agreement or
agreement in respect of similar rights providing for annual payments of $100,000.00 or more;

                           (ix) any contract or other document that limits the
freedom of Seller, the Company or any of their Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of the Company or any of its Subsidiaries after the Closing Date; or

                           (x) any other contract or commitment not made in the
ordinary course of business that is material to the Software Business.

                  (b) Each of the Company Material Contracts is a legal, valid and binding agreement of Seller, the Company or a Subsidiary of Seller or the Company and is in full force and effect, and, except as set forth in Schedule 3.11(b) of the Company Disclosure Schedule, there is no material default (or any event that, with the giving of notice or lapse of time or both, would be a material default) by Seller, the Company or any of their Subsidiaries or, to the Knowledge of Seller, any other party (provided, however, that, with respect to customer contracts, in the absence of any facts or circumstances that would lead a reasonable person to make inquiry, "Knowledge" shall not be established due solely to Seller not making direct inquiry of its customers), in the timely performance of any obligation to be performed or paid under any of the Company Material Contracts. No notice has been received by Seller or any of its Subsidiaries of any default under, or termination of, any Company Material Contract that has not been cured as of the date hereof or that cannot be promptly cured without the payment of any material sums with respect thereto. The Company or Seller has either delivered or made available to Buyer true, complete and correct copies of all Company Material Contracts or, in the case of oral Company Material Contracts, true, complete and correct summaries thereof.

         SECTION 3.12 Insurance Coverage.

         The Company or Seller has furnished or made available to Buyer or Buyer's counsel a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller (insofar as such matters may relate to the Software Business), the Company and their Subsidiaries. There is no claim by Seller, the Company or any of their Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller, the Company and their Subsidiaries are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1999 and remain in full force and effect. Seller (insofar as such matters may relate to the Software Business), the Company and their Subsidiaries maintain such policies of insurance and bonds of the type and in amounts and under terms and conditions that are customary for the Software Business. Neither the Company nor Seller knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds. Neither the execution and delivery by Seller of this Agreement, nor the consummation and performance by Seller of the transactions contemplated hereby, will result in any such termination or premium increase (other than any termination or premium increase with respect to any property or casualty insurance policy or fidelity bond).

         SECTION 3.13 Compliance with Laws; No Defaults.

                  (a) None of Seller (insofar as such matters may relate to the Software Business), the Company nor any of their Subsidiaries is in violation of, or has since January 1, 1999 violated, any applicable provisions of any laws, statutes, ordinances or regulations in any material respect, except for violations that have not had and would not reasonably be materially adverse to the Software Business.

                  (b) Schedule 3.13 of the Company Disclosure Schedule correctly describes each of the licenses and permits necessary to own, lease and operate the Software Business (the "PERMITS"), together with the name of the governmental agency or entity issuing each such Permit. The Permits are valid and in full force and effect, and no Permit will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

                  (c) None of Seller (insofar as such matters may relate to the Software Business), the Company nor any of their Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority, where such default or potential default, individually or in the aggregate, would reasonably be expected to be materially adverse to the Software Business.

         SECTION 3.14 Finder's Fees.

         Except for CIBC World Markets Corp., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from Buyer, Seller, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 3.15 Intellectual Property.

                  (a) Schedule 3.15(a) of the Company Disclosure Schedule includes a list of the following Company Proprietary Rights owned or licensed by Seller, the Company or any of their respective Subsidiaries or otherwise used in connection with the Software Business: (1) all United States and foreign (A) patent and patent applications, (B) registered trademarks, trademark applications and all other trademarks in which Seller, the Company or any of their respective Subsidiaries may hold or would otherwise claim a common law interest, (C) registered copyrights, applications for copyright registration,
(D) mask work registrations and applications to register mask works, and (E) any other such Company Proprietary Rights that are the subject to an application to, or certificate or registration issued by, any state, government or other public legal authority, specifying as to each, as applicable: (i) the nature of such right; (ii) the owner of such right; (iii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (2) licenses, sublicenses and other agreements (other than those entered into in the ordinary course of business or which are immaterial to the Software Business) as to which Seller, the Company or any of their respective Subsidiaries is a party and pursuant to which any third party is authorized to use any such right, including the identity of all parties thereto, a description of the nature and subject matter thereof. All of the Company Proprietary Rights set forth in Schedule 3.15(a) of the Company Disclosure Schedule (except those held or asserted under common law, which are so designated in Schedule 3.15(a) of the Company Disclosure Schedule) as having been issued by, registered with or filed with the U.S. Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries listed in Schedule 3.15(a) of the Company Disclosure Schedule have been so duly registered, filed in or issued, as the case may be, and to the Knowledge of Seller, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country.

                  (b) Seller, the Company and their respective Subsidiaries own, or otherwise possess legally enforceable rights to use, all of the Company Proprietary Rights, free and clear of any and all Encumbrances. To the Knowledge of Seller, there is no reason why the Company and the Subsidiaries will not be able to continue to own or have rights to use all of the Company Proprietary Rights necessary for the lawful conduct of their business as currently conducted without any infringement or conflict with the rights of others. Except as set forth in Schedule 3.15(b) of the Company Disclosure Schedule, all of Seller's, the Company's and their respective Subsidiaries' rights in and to the Company Proprietary Rights, including (if applicable) the right to create derivatives, are freely assignable in their own names and none of Seller, the Company and their respective Subsidiaries are under any obligation to obtain any approval or consent for use of any of the Company Proprietary Rights.

                  (c) Except as set forth in Schedule 3.15(c) of the Company Disclosure Schedule, none of Seller, the Company and their respective Subsidiaries is obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of the Company Proprietary Rights (other than off-the-shelf software), other than official fees, such as renewals, annuities and registration fees paid to applicable private and governmental bodies.

                  (d) During the past three (3) years, no claims with respect to the Company Proprietary Rights have been asserted in writing or, to the Knowledge of Seller, are threatened against Seller, the Company or any of their respective Subsidiaries by any third party. Except as set forth in Schedule 3.15(d) of the Company Disclosure Schedule, to the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights (which for purposes of this Section 3.15(d) shall also include all copyrights in which Seller, the Company or any of their respective Subsidiaries may hold or would otherwise claim a common law interest) by any third party, including any employee or former employee of Seller, the Company or their respective Subsidiaries. No Company Proprietary Right (other than with respect to scope of use in agreements in which Seller is a licensee) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, the Company or any of their respective Subsidiaries or restricting the licensing thereof by Seller, the Company or any of their respective Subsidiaries to any third party.

                  (e) None of the processes and formulae, research and development results, trade secrets and other know-how of Seller, the Company or any of their respective Subsidiaries, the value of which to Seller, the Company or such Subsidiaries is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller, the Company or any of their respective Subsidiaries to any third party other than third parties that are parties to confidentiality agreements with Seller, the Company or their respective Subsidiaries pursuant to the ordinary course conduct of the Software Business.

                  (f) No third party has asserted any claim in writing, nor, to the Knowledge of Seller, does any third party have any reasonable basis to assert any valid claim, against Seller, the Company or any of their respective Subsidiaries with respect to (1) the continued employment by, or association with, Seller, the Company or any of their respective Subsidiaries of any of the present officers, employees of or consultants to Seller, the Company or any of their respective Subsidiaries, or (2) the use by Seller, the Company or any of their respective Subsidiaries or any of such third parties in connection with their activities for or on behalf of Seller, the Company or any of their respective Subsidiaries of any information which Seller, the Company or any of their respective Subsidiaries or any of such third parties would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

                  (g) The past practice of Seller, the Company and their Subsidiaries has been to require each officer, employee and consultant thereof to sign a reasonably customary form of confidential agreement, and each such officer, employee and consultant has executed such a confidentiality agreement. To the Knowledge of Seller, no officer, employee or consultant of Seller, the Company or their respective Subsidiaries is in violation of such a confidentiality agreement.

         SECTION 3.16 Environmental Matters; Compliance with Laws.

         (a) Seller, the Company and their Subsidiaries have obtained all material permits, licenses, registrations, consents and other authorizations that are required with respect to the operation of their respective businesses under any applicable Environmental Law (the "ENVIRONMENTAL PERMITS"), and all Environmental Permits are in full force and effect; (b) to the Knowledge of Seller, all of the real property leased by Seller, the Company or any of their Subsidiaries is free of any Hazardous Substances and free of all contamination arising from, relating to, or resulting from any such Hazardous Substances that could cause Seller, the Company or any of their Subsidiaries to incur any Environmental Costs; (c) to the Knowledge of Seller, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property or tangible assets owned, operated or controlled in whole or in part by Seller, the Company or any of their Subsidiaries; and (d) Seller, the Company and their Subsidiaries are now and have always been in compliance, in all material respects, with applicable Environmental Laws; and (e) Seller, the Company and their Subsidiaries have not been requested or required by any governmental authority at any time to perform any investigatory or remedial activity or other action in connection with any Environmental Matter, and Seller and the Company are not aware of any basis for any such request or requirement.

         SECTION 3.17 Customers and Suppliers.

                  (a) None of Seller, the Company nor any of their Subsidiaries have received notice from, and Seller is not otherwise aware that, any customer that accounted for 5% or more of the aggregate consolidated revenues of the Software Business during the past eighteen (18) months has stopped or intends to stop purchasing the products or services of the Software Business, nor has Seller, the Company or any of their Subsidiaries lost any supplier that accounted for a material percentage of the aggregate supplies purchased by the Software Business during the past eighteen (18) months.

         SECTION 3.18 Accounts and Notes Receivable.

         The accounts and notes receivable reflected in the Company Financial Statements and those accounts and notes receivable acquired or created after the Company Financial Statements through the Closing Date, are and shall be bona fide accounts and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice. The allowance for doubtful accounts that appears in the Company Financial Statements has been fairly determined consistent with past practices in accordance with GAAP.

         SECTION 3.19 No Undisclosed Liabilities.

         None of Seller (insofar as such matters may relate to the Software Business), the Company and any of their Subsidiaries have any material liability or obligation of any nature, actual, absolute, accrued, contingent or otherwise, other than the following:

                  (a) Liabilities provided for or disclosed in the Company Financial Statements and the notes thereto;

                  (b) Trade payables and other ordinary course expense accruals arising since the date of the most recent balance sheet included in the Company Financial Statements; and

                  (c) Liabilities that are disclosed in Schedule 3.19 of the Company Disclosure Schedule.

         SECTION 3.20 Accuracy of Information; Full Disclosure.

         None of this Agreement, the Ancillary Agreements, the Company Disclosure Schedule and the certificates and instruments delivered to Buyer by Seller or the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby contain, or will contain, any untrue statement of a material fact or omit, or will omit, to state any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. To the Knowledge of Seller, there is no fact that has not been disclosed to Buyer that has or could reasonably be expected to have a Material Adverse Effect on Seller (insofar as such matter may relate to the Software Business) or the Company and its Subsidiaries.

                  ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                               RELATING TO SELLER

         Seller hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Schedule (provided, however, that each disclosure set forth in the Company Disclosure Schedule shall not be deemed to refer to any section other than (a) the specific section or sections referenced in such disclosure and (b) any other sections where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably obvious):

         SECTION 4.1 Corporate Existence and Power.

         Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Seller has heretofore made available to Buyer, or Buyer's Counsel, true and complete copies of the corporate charter and bylaws of Seller as currently in effect.

         SECTION 4.2 Corporate Authorization.

         The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of each such agreement by Buyer, constitute valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         SECTION 4.3 Governmental Authorization; Consents.

         The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act and any filings to be made to effect the assignment of Company Proprietary Rights.

         SECTION 4.4 Non-Contravention.

         The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the corporate charter or bylaws of Seller, (b) assuming compliance with the matters referred to in Section 4.3(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, (c) violate, conflict with or constitute a default under any material contract to which Seller is a party or by which Seller's property is bound, or (d) require the consent of any party to any material contract to which Seller is a party or by which Seller's property is bound.

         SECTION 4.5 Title to and Validity of Company Shares.

         Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Company Shares free and clear of any Encumbrance and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to the Company Shares free and clear of any Encumbrance. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Company Shares are registered in the name of Seller.

         SECTION 4.6 Litigation.

         There is no Action pending against, or to the knowledge of Seller threatened against or affecting, Seller before any court or arbitrator or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

         SECTION 4.7 Employee Benefit Plans; Labor Matters.

                  (a) Schedule 4.7(a) of the Company Disclosure Schedule contains a true and complete list of each employee benefit or compensation plan, program, arrangement or contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is now or within the last two years has been sponsored, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate (as defined below) or as to which any of the foregoing has or may have any material liability, contingent or otherwise (each, a "SELLER EMPLOYEE PLAN"). Neither Seller nor any ERISA Affiliate has any plan or commitment to establish any new Seller Employee Plan, to modify any Seller Employee Plan (except as required by law, to retain the tax qualified status of such Seller Employee Plan or as would not increase materially the cost of maintaining such Seller Employee Plan), or to enter into or modify any Employee Agreement. For purposes of this Agreement, "ERISA AFFILIATE" means any business or entity that is a member of a "controlled group of corporations" under "common control" or an "affiliated service group" with Seller within the meaning of any of Sections 414(b), (c), or (m) of the Internal Revenue Code of 1986, as amended (the "CODE"), or that is required to be aggregated with Seller under Section 414(o) of the Code, or that is under "common control" with Seller within the meaning of Section 4001(a)(14) of ERISA.

                  (b) Seller has made available to Buyer: (1) true and complete copies of (or otherwise provided access to) all documents embodying or directly relating to each Seller Employee Plan currently in effect that covers employees of Seller whose services are principally devoted to the Software Business, including all amendments thereto and written interpretations thereof; (2) the most recent determination letter received from the Internal Revenue Service (the "IRS"), if any, for each such Seller Employee Plan and trust currently in effect; (3) the most recent summary plan description together with the most recent summary of material modifications required under ERISA with respect to each such Seller Employee Plan and all material communications to any employee relating to each Seller Employee Plan and any proposed Seller Employee Plan; and
(4) each management, employment, severance, consulting, non-compete, confidentiality or similar agreement or contract (other than the standard Seller confidentiality and nondisclosure agreements) currently in effect between Seller and any current employee, officer, consultant, independent contractor or agent of Seller whose services are principally devoted to the Software Business (each, an "EMPLOYEE," and each such agreement, an "EMPLOYEE AGREEMENT").

                  (c) (1) Seller has performed all material obligations required to be performed under each Seller Employee Plan, and, to the Knowledge of Seller, each Seller Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, including, but not limited to, Sections 4980B and 4980C of the Code and the requirements referred to in Section 4980D(a) of the Code; (2) to the Knowledge of Seller, each Seller Employee Plan intended to qualify under Section 401 of the Code is, and since its inception has been so qualified, and each trust forming a part of any such Seller Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist that would adversely affect this qualification or exemption; (3) there are no material actions, suits or claims pending or, to the Knowledge of Seller, threatened (other than routine claims for benefits) against Seller with respect to any Seller

Employee Plan or against any Seller Employee Plan, or against the assets of any Seller Employee Plan; and (4) Seller has no reason to believe that Buyer shall have any liability whatsoever under any Seller Employee Plan.

                  (d) Neither Seller nor any ERISA Affiliate presently maintains nor in the past has maintained, or is obligated to contribute to, or has ever been obligated to contribute to: (1) a "defined benefit plan," as defined in
Section 3(35) of ERISA; (2) any plan subject to Section 412 of the Code; (3) any plan providing for post-retirement medical benefits, except as required by applicable Law; and (4) any "multiemployer plan," as defined in Sections 3(37) and 4001(a)(3) of ERISA.

                  (e) Except as set forth in Schedule 4.7(e) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (f) Seller is in compliance in all material respects with all material applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding.

                  (g) Except with respect to the Specified Actions, Seller does not have any material liability (and to the Knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any material liability) arising out of any discrimination against or harassment of employees or prospective employees based on age, national origin, veteran's status, protected leave status, marital status, citizenship status, race, color, creed, sex, religion, ethnicity, sexual preference, or other physical or mental disability or medical condition.

                  (h) To the Knowledge of Seller, there has been no attempt by any labor union to organize any employees of Seller, the Company or any ERISA Affiliate.

         SECTION 4.8 Employees.

         Schedule 4.8 of the Company Disclosure Schedule sets forth a true and complete list of (a) the name, title, annual salary and other compensation of each employee of Seller whose employment is related to the Software Business, and (b) the wage rates for non-salaried employees of Seller whose employment is related to the Software Business (by classification). None of such employees and no other key employee of Seller has indicated to Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

         SECTION 4.9 Tax Matters.

                  (a) Except as set forth in Schedule 4.9(a) of the Company Disclosure Schedule, Seller (for all purposes of this Section 4.9, "Seller" refers to Seller and the members of the consolidated or combined group of companies of which Seller is the parent company for Tax purposes, and including, without limitation, Seller's Subsidiaries) is treated as a Subchapter C corporation for purposes of the Code and any corresponding provision of state income or franchise Tax law, and Seller has never had in effect an election to be treated as a Subchapter S corporation for purposes of the Code or such other Tax laws. Except as set forth in Schedule 4.9(a) of the Company Disclosure Schedule, Seller has (1) filed in accordance with all applicable Laws (without having to pay penalties) when due all Returns required to be filed by it, (2) paid all Taxes shown to have become due pursuant to such Returns, and (3) paid all Taxes (other than those being contested in good faith) for which a notice of, or assessment or demand for, payment has been received or that are otherwise due and payable, except where the failure to file such Returns or pay such Taxes would not have a Material Adverse Effect on Seller. Except as set forth in
Schedule 4.9(a) of the Company Disclosure Schedule, all Returns filed by Seller with respect to Taxes are true, complete and correct in all material respects. Except as set forth in Schedule 4.9(a) of the Company Disclosure Schedule, the accruals for Taxes set forth in the Company Financial Statements fully cover all known or contingent liabilities for Taxes through the dates thereof, except where the failure to accrue for such Taxes would not have a Material Adverse Effect on Seller. The accruals (if any) for deferred Tax liabilities on such Company Financial Statements are adequate under GAAP to cover liability for deferred Taxes through the Closing Date.

                  (b) Complete copies of all federal, state, local and foreign income Tax and other returns, including amended returns, of Seller, that have been filed with respect to taxable periods beginning on and after January 1, 1999 through the date hereof, have been delivered or made available to Buyer prior to the date hereof. Prior to the date hereof, Seller has provided to Buyer copies of all revenue agents' reports and other written assertions by governmental authorities of deficiencies or other liabilities for Taxes of Seller with respect to past periods for which the limitations period has not run, and each of such items have been set forth in Schedule 4.9(b) of the Company Disclosure Schedule.

                  (c) Except as set forth in Schedule 4.9(c) of the Company Disclosure Schedule, (1) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or, to the Knowledge of Seller, proposed with respect to any liability for Tax that relates to Seller; (2) all amounts required to be collected or withheld by Seller with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, except where the failure to collect, withhold or remit such amounts would not have a Material Adverse Effect on Seller; (3) no extension of time within which to file any Return that relates to Seller has been requested, which Return has not since been filed; (4) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to Seller which remain in effect; (5) there are no tax rulings, requests for rulings, or closing agreements to which Seller is a party or is subject that could affect its liability for Taxes for any period after the Closing; (6) no power of attorney has been granted by Seller with respect to any matter relating to Taxes of Seller that is currently in force; (7) Seller has not filed a consent under Section 341(f)(2) of the Code or any comparable provision of state revenue statutes; (8) Seller has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local or foreign law, except where the failure to pay such amounts would not have a Material Adverse Effect on Seller; (9) any adjustment of Taxes of Seller made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid, except where the failure to report such adjustment or pay such additional Taxes would not have a Material Adverse Effect on Seller; (10) Seller has not at any time been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) or combined or unitary group other than the group of which Seller is the common parent; (11) Seller is not and has not been a party to any tax sharing agreement (including any agreement or arrangement regarding Taxes with respect to any entity that has been sold or disposed of by Seller); and (12) there are no Tax liens on any assets of Seller other than liens for Taxes due but not delinquent or that are being contested in good faith and disclosed in Schedule 4.9(c)of the Company Disclosure Schedule.

                  (d) For purposes of this Agreement, "TAX" or "TAXES" shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign Governmental Entity or taxing authority or agency, including, without limitation, (1) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (2) customs duties, imposts, charges, levies or other similar assessments of any kind, and (3) interest, penalties and additions to tax imposed with respect thereto; and "RETURNS" shall mean any and all returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

         SECTION 4.10 Finder's Fees.

         Except for CIBC World Markets Corp., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Seller, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 4.11 Purchase for Investment.

         Seller is acquiring the shares of Buyer Common Stock pursuant to this Agreement for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof

         SECTION 4.12 Accredited Investor Status.

         Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Buyer hereby represents and warrants to Seller that, except as set forth in the Buyer Disclosure Schedule (provided, however, that each disclosure set forth in the Buyer Disclosure Schedule shall not be deemed to refer to any section other than (a) the specific section or sections referenced in such disclosure and (b) any other sections where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably obvious):

         SECTION 5.1 Corporate Existence and Power.

         Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Buyer has heretofore made available to Seller or Seller's Counsel true and complete copies of the corporate charter and bylaws of Buyer as currently in effect.

         SECTION 5.2 Corporate Authorization; Enforceability.

         The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery of such agreements by Seller and/or the Company, as applicable, constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         SECTION 5.3 Governmental Authorization.

                  (a) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (1) compliance with any applicable requirements of the HSR Act and (2) compliance with any applicable requirements of the Securities Act or the Exchange Act.

                  (b) No Required Consent by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document to which Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or the consummation of the transactions contemplated hereby or thereby.

         SECTION 5.4 Non-Contravention.

         The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the corporate charter or bylaws of Buyer, (b) assuming compliance with the matters referred to in Section 5.3(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer, (c) violate, conflict with or constitute a default under any contract to which Buyer is a party or by which Buyer's property is bound, or
(d) require the consent of any party to any contract to which Buyer is a party or by which Buyer's property is bound.

         SECTION 5.5 Finder's Fees.

         Except for Bank of America Securities, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer, Seller or the Company or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

         SECTION 5.6 Financing.

         Buyer has available funds sufficient to pay cash in the amount of the Cash Purchase Price to Seller.

         SECTION 5.7 Purchase for Investment.

         Buyer is purchasing the Company Shares pursuant to this Agreement for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

         SECTION 5.8 Litigation.

         There is no Action pending against, or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries or any of their properties or rights before any court or arbitrator or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement and the Ancillary Agreements.

         SECTION 5.9 Buyer Shares.

         The Buyer Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable.

         SECTION 5.10 Capitalization of Buyer.

         As of the date hereof, Buyer's authorized capital stock consists of 50,000,000 shares of Buyer Common Stock. At the close of business on September 28, 2001, 15,913,895 shares of Buyer Common Stock are issued and outstanding. At the close of business on September 28, 2001, except for 2,038,800 shares that are subject to outstanding stock options, there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which Buyer is a party, or by which Buyer is bound, obligating Buyer to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock. All of the shares of Buyer Common Stock have the same voting and other rights.

         SECTION 5.11 Reports and Financial Statements.

         Since January 27, 2000, Buyer has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. Buyer has heretofore made available to Seller or Seller's Counsel true and complete copies of its Annual Report on Form 10-K for the period ended December 31, 2000 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001, and Buyer shall make available to Seller or Seller's Counsel true and correct copies of all forms, reports, documents and amendments thereto filed by it with the Commission after the date hereof prior to the Closing Date (collectively, the "BUYER REPORTS"). All forms, reports, documents, amendments thereto and other filings filed by Buyer with the Commission, including the Buyer Reports, prior to the date hereof are collectively referred to herein as the "BUYER COMMISSION FILINGS"). As of their respective dates, the Buyer Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Buyer Report filed after the date hereof, but prior to the Closing Date, will not contain, as of the date thereof, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Buyer for its fiscal year ended December 31, 2000 included in the Buyer Commission Filings (the "BUYER AUDITED FINANCIAL STATEMENTS") were prepared in accordance with GAAP and fairly present the consolidated financial position of Buyer as of the date thereof and the results of its operations, stockholders' equity and cash flows for the period then ended. The unaudited consolidated financial statements of Buyer for the three-month periods ended March 31, 2001 and June 30, 2001 included in the Buyer Commission Filings have been prepared in accordance with GAAP and fairly present the consolidated financial position of Buyer as of March 31, 2001 and June 30, 2001 and the results of operations and cash flows for the three-month periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments and to any other adjustments described therein).

         SECTION 5.12 Eligibility to Use Form S-3.

         As of the six-month anniversary of the date hereof, Buyer will be eligible to use Form S-3 under the Securities Act to register the Buyer Shares for resale as contemplated by the Registration Rights Agreement.

         SECTION 5.13 Accuracy of Information; Full Disclosure.

         None of this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule and the certificates and instruments delivered to Seller by Buyer in connection with the consummation of the transactions contemplated hereby contain, or will contain, any untrue statement of a material fact or omit, or will omit, to state any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. To the Knowledge of Buyer, there is no fact that has not been disclosed to Seller that has or could reasonably be expected to have a Material Adverse Effect on Buyer.

                             ARTICLE VI - COVENANTS

         SECTION 6.1 Affirmative Covenants of Seller.

         Seller hereby covenants and agrees that, with respect to the Software Business only, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, it will use reasonable best efforts to, and to cause each of its Subsidiaries (including, without limitation, the Company) to:

                  (a) operate the Software Business only in the usual and ordinary course consistent with past practices;

                  (b) preserve intact its business organizations and goodwill, maintain its rights and franchises, and maintain satisfactory relationships with its agents, customers and suppliers and other third Persons having business relationships with it; and

                  (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

         SECTION 6.2 Negative Covenants of Seller.

         Except as expressly contemplated by this Agreement or otherwise consented to in writing by Buyer, from the date of this Agreement until the Closing, Seller shall not, and shall cause each of its Subsidiaries (including, without limitation, the Company) not, with respect to the Software Business only, to:

                  (a) except for matters set forth in Schedule 6.2(a) of the Company Disclosure Schedule, (1) materially increase the compensation payable to, or to become payable to, any Software Business Employee or any consultant whose services are devoted to the Software Business, except that Seller may grant employee salary increases of not greater than 10% in cases where employees would ordinarily be due for annual salary increases in the ordinary course, and such increases will be communicated by Seller to Buyer as they are granted; (2) grant any severance, termination, or other payment arising as the result of termination of employment (whether such termination was before or after the date of this Agreement), excluding any amounts (including accrued vacation pay) accrued as a result of actual service prior to the date of termination, to, or enter into any employment or severance agreement with, any Software Business Employee; (3) except for any such action that does not relate to any Software Business Employee or the Software Business, establish, adopt, enter into, terminate or amend (A) any employee benefit plan or arrangement except as may be required by applicable Law, (B) any employment, severance or consulting contract or arrangement, or (C) any employee benefit or special compensation; (4) by any manner or means increase the fringe benefits of, or forgive any loans or indebtedness of, any Software Business Employee, or contribute to or otherwise fund or secure the benefits provided thereto; (5) discharge any of its employees without prior consultation with Buyer; or (6) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                  (b) issue any shares of capital stock of the Company or any of its Subsidiaries, or issue any securities convertible into or exercisable for any such securities, or grant any other rights to acquire such securities, or declare, set aside or pay any dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, outstanding shares of capital stock of the Company or any of its Subsidiaries;

                  (c) effect any reorganization or recapitalization of the shares of capital stock of the Company or its Subsidiaries, except for the reorganization or recapitalization of Altra Energy Technologies Limited;

                  (d) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form)), except with respect to any action as it relates to Altra E-Business Solutions Corp. or Altra Energy Business Solutions Corp.;

                  (e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets used or held for use in the Software Business (including, without limitation, the Transferred Assets), except in the ordinary course of business and consistent with past practice (in amount and form);

                  (f) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person or entity in furtherance of any such Competing Transaction (regardless of the Person or party initiating contact), or agree to any Competing Transaction, or authorize or permit any of the officers, directors or employees of Seller or the Company or any investment banker, financial advisor, attorney, accountant or other representative of Seller or the Company to take any such action, and Seller and the Company shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Seller or the Company or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Seller or the Company shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following involving the Software Business: (1) any merger, consolidation, share purchase, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Software Business in a single transaction or series of transactions; or (3) any other material equity investment in Seller or the Company that relates, in whole or in part, to the Software Business;

                  (g) voluntarily release any third party from its obligations under any existing standstill or confidentiality agreement, insofar as such action relates, in whole or in part, to the Software Business;

                  (h) propose or adopt any amendments to the Company's or any of its Subsidiary's Certificate of Incorporation or Bylaws (or comparable governing documents);

                  (i) change any of its methods of accounting;

                  (j) (A) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, or guarantee, endorse or otherwise become responsible for the obligations of third parties (other than check-clearing endorsements made in the ordinary course of business), whether or not evidenced by a note, bond, debenture, guarantee or similar instrument (other than borrowings in the ordinary course of business, consistent with past practice),
(B) make any loans, advances (except for employee expenses consistent with past practices) or capital contributions to, or investments in, any other Person, (C) issue or sell any debt securities, or (D) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than (x) any payment or incurrence of a liability in connection with the settlement of the Specified Actions and (y) the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice (in form and amount), of liabilities reflected or reserved against in the Company Financial Statements;

                  (k) take any action or fail to take any action which could reasonably be expected to have a Material Adverse Effect prior to or after the Closing;

                  (l) enter into any material contracts, agreements or arrangements with any Affiliate of Seller or the Company, or any director, officer or employee of Seller or the Company, except insofar as such actions do not relate, in whole or in part, to the Software Business;

                  (m) fail to perform in all material respects its obligations under all Company Material Contracts (except those being contested in good faith); or

                  (n) authorize any of the foregoing, or enter into any contract including, but not limited to, any Company Material Contract, agreement, commitment or arrangement to do any of the foregoing.

         SECTION 6.3 Negative Covenants of Buyer.

                  (a) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Seller, from the date of this Agreement until the Closing, Buyer will not do any of the following: take any action or fail to take any action that could reasonably be expected to be materially adverse to the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements prior to the Closing, or that could reasonably be expected to adversely affect the ability of Buyer prior to the Closing to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

         SECTION 6.4 Access to Information.

         Subject to Section 6.5, from the date hereof until the Closing, each of Seller and the Company shall, and shall cause its officers, directors, employees and agents to: (a) afford to Buyer and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the "BUYER REPRESENTATIVES") complete access (at reasonable times upon reasonable advance notice) to the officers, employees, agents, properties, offices and other facilities of Seller, the Company and the Company's Subsidiaries, and to the books and records (including, without limitation, tax returns and work papers of the accountants of Seller and the Company) and material contracts thereof; and
(b) furnish promptly to Buyer and the Buyer Representatives all information concerning the business, properties, contracts, records and personnel (provided, however, that all personnel records shall be kept confidential to the extent required by Law) of the Company (including, without limitation, financial, operating, technical and other data and information) as may be reasonably requested, from time to time, by Buyer or any Buyer Representative. Subject to
Section 6.5, Buyer and the Buyer Representatives shall have the right to make copies of all such records, files and other materials as may be deemed advisable thereby. Seller shall reasonably promptly advise Buyer in writing of any change in material terms of any Company Material Contract.

         SECTION 6.5 Confidentiality; Public Announcement.

         Each of the parties hereto (a "RECIPIENT") shall insure that all Confidential Information (as herein defined) of the other party supplied to the Recipient by such party, or by any of its officers, directors, employees, counsel, agents, investment bankers, accountants or other representatives (collectively, a "DISCLOSING PARTY"), shall not be published or disclosed to any other Person or entity at any time or used by the Recipient at any time for any purpose other than the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that the restrictions of this sentence shall not apply to any disclosure required by law or governmental process, or necessary or appropriate in connection with the enforcement of this Agreement, or to the extent that any such Confidential Information otherwise becomes publicly available without the breach of this provision by the Recipient. "CONFIDENTIAL INFORMATION" includes all proprietary information and other non-public information of a Disclosing Party as well as all information concerning the existence and terms and conditions of this Agreement. Each of the parties agrees that no public announcement of the existence or the terms and conditions of this Agreement will be made except with the mutual agreement of Buyer and Seller.

              ARTICLE VII - ADDITIONAL AGREEMENTS; INDEMNIFICATION

         SECTION 7.1 Commercially Reasonable Efforts; Consents; Filings.

                  (a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their commercially reasonable efforts to: (1) take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (2) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer, Seller or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (3) make all necessary filings, and thereafter make any other required submissions, notifications and filings with respect to this Agreement; provided, however, that Buyer and Seller shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to any filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing party in connection therewith; (4) satisfy the requirements of any Law; and (5) remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto all benefits contemplated by this Agreement. Seller and Buyer shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Buyer and its Affiliates will, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller, the Company or any of their Subsidiaries in connection with this Agreement that are subject to such confidence.

                  (b) Each of Seller and Buyer shall give any notices to third Persons, and use its reasonable best efforts to obtain any third party consents
(1) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (2) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, (3) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby, or (4) required to prevent a change or effect that, individually or when taken together with all such other changes or effects of the same general type, is or is reasonably likely, at the time of such change or effect, to be materially adverse to the assets, financial condition, business, operations or prospects of Seller, the Company or Buyer, as applicable, or to the ability of Seller, the Company or Buyer, as applicable, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements from occurring prior to or after the Closing.

         SECTION 7.2 Notification of Certain Matters.

         Each party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof until the Closing; and
(b) any material failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         SECTION 7.3 Indemnification.

                  (a) Seller (in such capacity, the "INDEMNIFYING PARTY") agrees to indemnify and hold harmless Buyer, its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) and their respective Affiliates and their respective officers, directors, managers, employees, agents, representatives, advisors, stockholders and partners (collectively, in such capacities, the "INDEMNIFIED PARTIES") from and against any and all losses, claims, liabilities, expenses (including, without limitation, reasonable fees and disbursements of counsel) or other damages (collectively, "LOSSES") incurred by Buyer or any of the other Indemnified Parties caused by or arising out of (1) any breach of any representation or warranty of Seller contained in Article III or IV or in any Ancillary Agreement; (2) any breach of any agreement or covenant of Seller contained in this Agreement or any Ancillary Agreement; (3) any of the Specified Actions (provided, that the right of the Indemnified Parties to indemnification pursuant to this clause (3) shall apply only to the extent that Losses incurred by Buyer and the other Indemnified Parties in respect of the Specified Actions exceed the accrued reserve for the Specified Actions set forth in Schedule 7.3 of the Company Disclosure Schedule); (4) any Tax incurred with respect to any period prior to the Closing (provided, that the right of the Indemnified Parties to indemnification pursuant to this clause (4) shall apply only to the extent that Losses incurred by Buyer and the other Indemnified Parties in respect of such Taxes exceed the accrued reserve for Taxes on the Audited Balance Sheet, provided, however, that any Taxes which are excluded from the calculation of Tangible Net Worth pursuant to the computation conventions reflected in Schedule 2.5 of the Company Disclosure Schedule and which are ultimately paid by Buyer will be deemed to reduce the accrued reserve for Taxes on the Audited Balance Sheet for purposes of this clause (4)); (5) any obligation to, or claim asserted by, any employee or former employee of Seller or any of its Subsidiaries (including, without limitation, the Company and its Subsidiaries), except in respect of the obligations expressly undertaken by Buyer pursuant to Section 7.9 (provided, that the right of the Indemnified Parties to indemnification with respect to any obligation to, or claim asserted by, any Transferred Employee pursuant to this clause (5) shall apply only if Buyer uses reasonable efforts to obtain a release from such Transferred Employee (the parties hereto agreeing that Buyer's delivery of such release to such Transferred Employee shall constitute reasonable efforts for purposes of this proviso), which release shall be in a form provided by Seller and shall be subject to the approval of Buyer and any reasonable modification by Buyer that Buyer deems appropriate); and (6) any obligation or claim caused by or arising from business or other activities conducted by, or other circumstances pertaining to, whether before or after the Closing, any business of Seller and its Subsidiaries other than the Software Business (including, without limitation, Seller's energy trading business). Buyer shall be entitled to direct the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver shares of Buyer Common Stock (the parties hereto agreeing that the value of each such share shall be equal to the Buyer Closing Stock Price) from the Indemnity Fund or the Litigation Fund in satisfaction of indemnification claims hereunder. Notwithstanding the foregoing, the Indemnified Parties seeking indemnification pursuant to this Section 7.3(a) shall not be entitled to such indemnification until the aggregate amount of all Losses against which such Indemnified Parties are entitled to indemnification exceeds

$300,000, following which event such Indemnified Parties shall be entitled to indemnification against all such Losses in excess of $300,000.

                  (b) Buyer (in such capacity, the "INDEMNIFYING PARTY") agrees to indemnify and hold harmless Seller and its officers, directors, managers, employees, agents, representatives, advisors, stockholders and partners (collectively, in such capacities, the "INDEMNIFIED PARTIES") from and against any and all Losses incurred by Seller or any of the other Indemnified Parties caused by or arising out of (1) any breach of any representation or warranty of Buyer contained in Article V or in any Ancillary Agreement; (2) any breach of any agreement or covenant of Buyer contained in this Agreement or any Ancillary Agreement; and (3) Taxes paid by Seller following the Closing for which there was an accrual on the Audited Balance Sheet. Notwithstanding the foregoing: (A) the Indemnified Parties seeking indemnification pursuant to this Section 7.3(b) (except for indemnification pursuant to clause (2) of this Section 7.3(b) for any Losses incurred by any of the Indemnified Parties as a result of a breach by Buyer of its agreement contained in Section 7.11) shall not be entitled to such indemnification until the aggregate amount of all Losses against which such Indemnified Parties are entitled to indemnification exceeds $300,000, following which event such Indemnified Parties shall be entitled to indemnification against all such Losses in excess of $300,000.

                  (c) Notwithstanding anything in this Agreement to the contrary: (1) the right of recovery of the Indemnified Parties for Losses pursuant to Section 7.3(a) shall be limited to the right to receive shares of Buyer Common Stock from the Indemnity Fund in accordance with this Agreement and the Escrow Agreement; and (2) the aggregate liability of Buyer for any and all Losses incurred by the Indemnified Parties pursuant to Section 7.3(b) shall in no event exceed $9,100,000.

                  (d) Claims for indemnification pursuant to this Section 7.3 resulting from breaches of representations and warranties may only be asserted during the period of survival (if any) of such representations and warranties under Section 10.1.

                  (e) The respective indemnification obligations of Seller and Buyer pursuant to Section 7.3 shall be conditioned upon compliance by Seller, the Company and Buyer with the procedures for indemnification claims as more specifically provided in the Escrow Agreement.

                  (f) Promptly after receipt by an Indemnified Party of notice of the commencement of any action or after otherwise becoming aware of a state of facts, such Indemnified Party will, if a claim in respect of such action or other state of facts is to be made against the Indemnifying Party under this
Section 7.3, notify the Indemnifying Party and the Escrow Agent in writing of the commencement thereof or of such state of facts; but the omission so to notify the Indemnifying Party and/or the Escrow Agent will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party otherwise than under the indemnity agreement contained in this Section 7.3 or to the extent the Indemnifying Party is not prejudiced as a proximate result of such failure. In case any such action is brought against any Indemnified Party, and such Indemnified Party seeks or intends to seek indemnity from the Indemnifying Party, the Indemnifying Party will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party; provided, however, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there is likely to be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there are likely to be legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. The Indemnifying Party will not be liable to an Indemnified Party under this Section for any legal expenses incurred by an Indemnified Party after notification to the Indemnified Party of the Indemnifying Party's assumption of the defense of the action unless and to the extent that (1) the Indemnified Party shall have employed counsel in accordance with the proviso stated in the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Parties who are parties to such action) or (2) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action. The Indemnifying Party shall not settle any such action (except under circumstances involving no payment by or injunction or other adverse consequences against the Indemnified Party and where the Person bringing such action provides a general release in favor of the Indemnified Party) without the consent of the Indemnified Party, which shall not be unreasonably withheld. The Indemnified Party shall not settle any such action (except under circumstances involving no payment by or injunction or other adverse consequences against the Indemnifying Party and where the Person bringing such action provides a general release in favor of the Indemnifying Party) without the consent of the Indemnifying Party, which shall not be unreasonably withheld.

                  (g) Notwithstanding any other provision hereof, after the Closing, Section 7.3 will provide the sole and exclusive remedies for any misrepresentation, the inaccuracy of any representation or warranty, the breach of any covenant or other agreement, or Losses suffered or incurred in connection with any of the foregoing, or any action, proceeding or other claim arising out of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

         SECTION 7.4 Management of Specified Actions.

         Following the Closing, Buyer agrees to be responsible for the continued defense of the Specified Actions (including, without limitation, retention and payment of defense counsel (subject to Buyer's right to seek indemnification pursuant to Section 7.3) to the extent requested by Seller and management oversight by Buyer or the Company of defense counsel's activities and the progress of the litigation). Buyer will not have the authority to settle or compromise the Specified Actions without Seller's written consent. Seller acknowledges that Buyer's willingness to provide such assistance is premised on such assistance not interfering in any material way with the discharge by Buyer's management of its regular duties and responsibilities.

         SECTION 7.5 Asset Contribution; Assumption of Liabilities.

         Prior to the Closing, Seller agrees, and agrees to cause its Subsidiaries (other than the Company and its Subsidiaries), to sell, transfer, assign and deliver to the Company (or, if directed by Buyer, a Subsidiary of the Company) the assets and properties identified in Schedule 7.5 of the Company Disclosure Schedule (the "TRANSFERRED ASSETS"), free and clear of any and all Encumbrances (other than Permitted Encumbrances). Such sale, transfer, assignment and delivery shall be accomplished by means of one or more customary instruments of conveyance. Among other assets, the parties acknowledge that the Transferred Assets include certain Company Proprietary Rights used or held for use in the Software Business, and that in order to perfect and evidence the transfer of those Company Proprietary Rights, filings with the U.S. Patent and Trademark Office and similar regulatory filings will be required. Seller agrees, and agrees to cause its Subsidiaries, to execute such documents and instruments and take such actions both before and after the Closing as Buyer may reasonably request in order to perfect and evidence the transfer of the Transferred Assets as provided in this Section 7.5. At the Closing, Buyer agrees to cause the Company to assume the liabilities and obligations identified in Schedule 7.5 of the Company Disclosure Schedule (the "ASSUMED LIABILITIES"). Such assumption shall be accomplished by means of one or more customary instruments of assumption. After the date hereof and prior to the Closing, Schedule 7.5 of the Closing Disclosure Schedule may be amended if the parties hereto mutually consent in writing to such amendment, and each of the parties hereto agrees to act in good faith in determining whether to grant such consent.

         SECTION 7.6 Taxes.

                  (a) The parties hereto acknowledge and agree that they intend to make a Section 338(h)(10) Election, within the meaning of Treasury Regulations Section 1.338(h)(10)-1(c), promulgated under the Code (a "SECTION 338(H)(10) ELECTION") with respect to the purchase by Buyer of the capital stock of the Company and the deemed purchase by Buyer of the stock of the Subsidiaries which are members of the consolidated group of which the Company is a member. Each party shall use all reasonable efforts to make such Section 338(h)(10) Elections and to cause such stock purchase (actual or deemed) to qualify for such Section 338(h)(10) Elections, and shall not take any actions that could prevent such stock purchase (actual or deemed) from qualifying for such Section 338(h)(10) Elections.

                  (b) Seller shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. Such Returns shall be prepared in a manner consistent with Seller's past custom, practice and accounting methodology.

                  (c) Seller shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Such returns shall be prepared in a manner consistent with Seller's past custom, practice and accounting methodology. Buyer shall pay to Seller within fifteen
(15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period beginning after the Closing Date. For purposes of this Section 7.6(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period beginning after the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Tax period beginning after the Closing Date and the denominator of which is the number of days in the entire Tax period (provided that such allocation of Taxes shall be equitably adjusted to reflect any material acquisitions or dispositions of property during the Tax period) and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period began after the Closing Date. Any credits relating to a Tax period that begins on or before and ends after the Closing Date shall be taken into account in a manner similar to that in the preceding sentence. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company and its Subsidiaries.

                  (d) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by one party or another, in connection with the filing of Returns pursuant to this Section 7.6 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record-retention agreements entered into with any Tax authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

                  (e) Any Tax refunds that are received by Buyer or any of the Company or its Subsidiaries, and any amounts credited against Tax to which Buyer or any of the Company or its Subsidiaries become entitled, that relate to Tax periods or partial periods ending on or before the Closing Date, shall be paid by Buyer to Seller within 10 days after receipt or entitlement thereto.

                  (f) At Seller's request, Buyer will cause any of the Company or its Subsidiaries to make or join with Seller in making any election if the making of such election does not have an adverse effect on Buyer (or any of the Company or its Subsidiaries) for any post-Closing Tax period or if Seller adequately compensates Buyer for any adverse effect. Buyer shall not (and shall cause the Company and its Subsidiaries not to) make, amend, or revoke any Tax election or take any other action with respect to Taxes if such action would adversely affect the Seller or any of its Affiliates. Seller shall not revoke any Tax election or take any other action with respect to Taxes if such action would adversely affect Buyer (or any of the Company or its Subsidiaries). Buyer shall not make any Section 338(g) elections with respect to any of the Company's Subsidiaries without the Seller's prior written consent, which consent shall not be unreasonably withheld; it being understood that it shall be reasonable for Seller to withhold its consent if the making of such election has an adverse effect on Seller or any of its Affiliates, unless Buyer adequately compensates Seller or its Affiliates for such adverse effect. None of this Section 7.6(f) is intended to affect or apply to the Section 338(h)(10) Elections provided for in
Section 7.6(a).

                  (g) Prior to the Closing Buyer and Seller shall agree on the allocation of the Purchase Price and the liabilities of the Company and its Subsidiaries which are members of the same consolidated group ("Consolidated Subsidiaries") (plus other relevant items) to and among the assets of the Company (other than the stock of Consolidated Subsidiaries) and Consolidated Subsidiaries for all relevant purposes (including Tax and financial accounting purposes) which allocation will be set forth on an allocation schedule (the "ALLOCATION SCHEDULE"). A final allocation of the Purchase Price and liabilities of the Company (plus other relevant items) consistent with the Allocation Schedule (the "FINAL ALLOCATION") shall be made as soon as practicable following the Closing. Buyer, the Company and its Subsidiaries and Seller will file all Returns (including amended Returns and claims for refunds) and information reports in a manner consistent with the Final Allocation.

                  (h) Seller shall have the right to control all audits or other proceedings, initiate any claim for refund or file any amended return, and contest or resolve any assessment or other adjustment or proposed adjustment relating to Taxes or Returns with respect to the Company or any of its Subsidiaries that involve Tax periods ending on or before the Closing Date. Buyer shall have the right to control all other audits or other proceedings, initiate any claim for refund or file any amended return, and contest or resolve any assessment or other adjustment or proposed adjustment relating to Taxes or Returns with respect to the Company or any of its Subsidiaries; provided, however, that Seller shall have the right to review and comment upon any proposed settlement with respect to any Taxes for which Seller may be responsible. Buyer shall give Seller prompt and timely written notice of its receipt of oral or written notice of any Tax examination, claims, proposed adjustments, or related matters subject to this Section that are relevant to Seller.

                  (i) Buyer agrees to indemnify Seller in full for any Tax (including Tax with respect to this indemnification payment) owed by Seller and its Affiliates (including the

Company and its Subsidiaries with respect to Tax periods or partial periods ending on or before the Closing Date) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Company Shares. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Company Shares on Buyer's federal income Return to the extent permitted by Treas. Reg. Section 1.1502-76(b)(1)(ii)(B).

         SECTION 7.7 Transitional Services Agreement.

         Each of Seller and Buyer agrees to negotiate in good faith between the date hereof and the Closing Date, and to enter into, as of the Closing Date, a transitional services agreement (the "TRANSITIONAL SERVICES Agreement") containing terms as described in the summary attached hereto as Exhibit_B.

         SECTION 7.8 Registration Rights Agreement.

         Buyer agrees to enter into, as of the Closing Date, a registration rights agreement with Seller (the "REGISTRATION RIGHTS AGREEMENT") substantially in the form attached hereto as Exhibit C.

         SECTION 7.9 Employees; Transition of Benefit Plans.

                  (a) Attached hereto as Schedule 7.9(a) of the Company Disclosure Schedule is a list of employees of Seller whose services are principally devoted to the Software Business (the "SOFTWARE BUSINESS EMPLOYEES"). Prior to the Closing, Buyer will deliver to Seller a written list of those Software Business Employees to whom Buyer intends to make offers of employment (the "TRANSFERRED EMPLOYEES"; Software Business Employees who are not Transferred Employees are referred to as "NON-TRANSFERRED EMPLOYEES"). Buyer's offer of employment to the Transferred Employees will be at salary levels that are substantially comparable (in the aggregate) to the salary levels currently provided to the Transferred Employees by Seller. Seller agrees to reasonably assist Buyer in its efforts to employ the Transferred Employees, effective as of the Closing.

                  (b) Buyer agrees to pay cash to Seller in an amount sufficient to fund (when and as payments are due) severance obligations to the Non-Transferred Employees in accordance with the severance policy provisions attached hereto as Schedule 7.9(b) of the Company Disclosure Schedule. All other obligations to, and liabilities arising in connection with, the employment or termination of employment of Non-Transferred Employees, or the employment or termination of employment of Transferred Employees on or before the Closing, shall be the responsibility of Seller, and Seller shall indemnify Buyer and hold it harmless from and against such matters in accordance with the provisions of
Section 7.3.

                  (c) Seller agrees that it will not, in connection with the transactions contemplated by this Agreement, terminate its health insurance plans within the meaning of Treasury Regulations Section 54.4980B-9 Q&A 8.

                  (d) Buyer shall cause all Transferred Employees who become employed by Buyer or the Company as of the Closing to be eligible to participate, effective from and after that date, in all employee benefit plans of Buyer in which similarly situated employees of Buyer are generally eligible to participate (provided, that (1) participation in employee benefit plans shall be subject to rules, regulations and restrictions generally applicable to and governing such plans, (2) the identity of employees to participate, and participation levels, in Buyer's stock option plan and other stock incentive plans is discretionary with the administrator of such plans, and is not guaranteed with respect to any particular Transferred Employee, and (3) participation in Buyer's employee stock purchase plan will not be available until Buyer obtains stockholder approval of an increase in the number of shares of Buyer Common Stock available for issuance under such plan). With respect to each Transferred Employee, Buyer shall treat service to Seller or the Company prior to the Closing Date as service to Buyer for eligibility and vesting purposes under employee benefit plans maintained by Buyer. Notwithstanding the foregoing, in the event Buyer is unable to provide health coverage to Transferred Employees immediately upon the Closing, then, at Buyer's request, the parties will reasonably cooperate with one another to cause the Transferred Employees to elect COBRA insurance coverage under Seller's health insurance plans (the premium expense for which will be paid or reimbursed by Buyer) through the date coverage commences under Buyer's plan, but no later than December 31, 2001.

                  (e) The parties hereto acknowledge that Buyer intends to make stock option grants to certain of the Transferred Employees following the Closing. Buyer will grant such stock options from time to time following the Closing, in the discretion of the administrator of Buyer's stock option program based upon the recommendations of Buyer's management and Software Business personnel. Buyer intends, over time, to grant up to 500,000 of such stock options.

                  (f) Notwithstanding anything in this Section 7.9 to the contrary, no provision herein shall create any third party beneficiary or other rights in any Employee, any other employee of Seller or any of its Subsidiaries, or any former employee of Seller or any of its Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Buyer, and no provision of this Section 7.9 shall create any such rights in any person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement that may be maintained or established by Buyer. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer. No provision of this Agreement is intended to constitute any Employee or any other third party as a third party beneficiary of any provision herein.

         SECTION 7.10 HSR Act Filings; Cooperation.

                  (a) As soon as reasonably practicable, each of Seller and Buyer shall file, or cause its Ultimate Parent Entity (as defined in the HSR
Act) to file, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of

Justice pursuant to the HSR Act, the notification and documentary material required in connection with the transactions contemplated hereby.

                  (b) Seller and Buyer shall use their reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act. Seller and Buyer shall promptly file, or cause to be filed, any additional information requested as soon as reasonably practicable after receipt of a request for additional information. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

         SECTION 7.11 Specified Litigation Settlements.

         Buyer agrees that, in the event that Seller, the Company or their Subsidiaries settle, in cash, any of the Specified Actions, Buyer shall pay to Seller a cash amount equal to the amount of cash paid by Seller, the Company or their Subsidiaries in respect of any such settlement (a "CASH SETTLEMENT AMOUNT"), but only to the extent that such Cash Settlement Amount, together with any Cash Settlement Amounts previously paid by Seller, the Company or their Subsidiaries, in the aggregate, do not exceed the accrued reserve for Specified Actions set forth in Schedule 7.3 of the Company Disclosure Schedule.

         SECTION 7.12 Delivery of Fiscal Year 2000 Financial Statements.

         Seller agrees that it shall deliver to Buyer prior to the Closing a true and correct copy of the audited consolidated balance sheet of Seller and its Subsidiaries as of the fiscal year ended December 31, 2000 and statements of income, cash flows and changes in stockholders' equity for the twelve-month period then ended.

                       ARTICLE VIII - CLOSING CONDITIONS

         SECTION 8.1 Conditions to Obligations of Each Party Under This
Agreement.

         The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit the condition exists, in whole or in part, to the extent permitted by applicable law:

                  (a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

                  (b) Government Consents. All consents, waivers, approvals and authorizations required to be obtained and all filings or notices required to be made by Buyer and Seller and their respective Subsidiaries prior to consummation of the transactions contemplated by this Agreement shall have been obtained from and made with all required Governmental Entities.

                  (c) No Challenge. There shall not be pending or threatened any judicial or administrative action, proceeding or investigation by any Governmental Entity (1) challenging or seeking damages in connection with the transactions contemplated by this Agreement or (2) seeking to restrain or prohibit the consummation of transactions contemplated by this Agreement.

                  (d) HSR Act. Any applicable waiting period under the HSR Act shall have expired or shall have been terminated with respect to the transactions contemplated by this Agreement.

         SECTION 8.2 Additional Conditions to Obligations of Buyer.

         The obligations of Buyer to effect the transactions contemplated by this Agreement are also subject to the satisfaction, or waiver by Buyer, at the Closing of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct except where the failure to be true and correct would not have a Material Adverse Effect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) as of such date. Buyer shall have received a certificate of the President of Seller, as of the Closing Date, to such effect.

                  (b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have received a certificate of the President of Seller, as of the Closing Date, to such effect.

                  (c) Transitional Services Agreement. Seller shall have entered into the Transitional Services Agreement with Buyer.

                  (d) Escrow Agreement. Seller shall have entered into the Escrow Agreement with Buyer and the Escrow Agent.

                  (e) No Material Adverse Effect. There shall not have occurred after the date hereof any events or circumstances that, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect on Seller or the Company.

                  (f) Third Party Consents. All Required Consents that are identified in Schedule 8.2(f) of the Company Disclosure Schedule have been received by Seller, the Company or their Subsidiaries, as applicable.

         SECTION 8.3 Additional Conditions to Obligations of Seller.

         The obligations of Seller to effect the transactions contemplated by this Agreement are also subject to the satisfaction, or waiver by Seller, at the Closing of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct except where the failure to be true and correct would not have a Material Adverse Effect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) when made and as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) as of such date. Seller shall have received a certificate of the President or Chief Financial Officer of Buyer to such effect.

                  (b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Seller shall have received a certificate of the President or Chief Financial Officer of Buyer to such effect.

                  (c) Registration Rights Agreement. Buyer shall have entered into the Registration Services Agreement with Seller.

                  (d) Transitional Services Agreement. Buyer shall have entered into the Transitional Services Agreement with Seller.

                  (e) Escrow Agreement. Buyer shall have entered into the Escrow Agreement with Seller and the Escrow Agent.

                  (f) No Material Adverse Effect. There shall not have occurred after the date hereof any events or circumstances that, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect on Buyer.

                 ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.1 Termination.

         This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual consent of Buyer and Seller;

                  (b) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions and standards set forth in Section 8.2(a) or 8.2(b) would not be satisfied;

                  (c) by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied;

                  (d) by either Buyer or Seller, if there shall be any final, non-appealable order or injunction imposed by a court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement; or

                  (e) by either Buyer or Seller, if the transactions contemplated by this Agreement shall not have been consummated on or before November 30, 2001 (except that if any applicable waiting period under the HSR Act shall not have expired or have been terminated with respect to the transactions contemplated by this Agreement on or before November 30, 2001, then either Buyer or Seller shall have the right to terminate this Agreement pursuant to this clause 9.1(e) only if the transactions contemplated by this Agreement shall not have been consummated on or before December 31, 2001); provided, however, that, in either case, the right to terminate pursuant to this clause 9.1(e) shall not be available to any party in material breach or default of any provision of this Agreement).

         SECTION 9.2 Effect of Termination.

         If this Agreement is terminated, this Agreement (except for Sections 6.5, 10.8, 10.9 and this Section 9.2, each of which shall survive such termination) shall no longer be of any force or effect and there shall be no liability on the part of any party or any of its directors, managers, officers, stockholders or members except that a non-defaulting party shall be entitled to recover from any defaulting party whatever remedies are available at law.

         SECTION 9.3 Amendment.

         This Agreement may not be amended, in whole or in part, except by an instrument in writing signed by each of the parties hereto.

         SECTION 9.4 Waiver.

         At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. The provisions of this Section 9.4 shall not be construed as limiting or restricting the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available.

                         ARTICLE X - GENERAL PROVISIONS

         SECTION 10.1 Effectiveness of Representations, Warranties and
Agreements.

         The representations and warranties of each party hereto shall survive until the date (the "EXPIRATION DATE") that is 60 days following the delivery to Buyer's board of directors of the audited financial statements of Buyer for the fiscal year ending December 31, 2002; provided, however, that the Expiration Date shall in no event be later than May 15, 2003 (unless a claim for indemnification is made prior to the Expiration Date with respect to any such representation or warranty is unresolved on such date, in which case the survival period with respect to such representation or warranty, as it relates to such asserted claim(s), shall be extended until the final resolution of such claim(s)). Notwithstanding the foregoing: the representations and warranties in Sections 3.1, 3.2, 3.4(a), 3.5, 3.6, 4.1, 4.2, 4.4(a), 4.5, 5.1, 5.2, 5.4(a),
5.9 and 5.10 shall survive indefinitely, and the representations and warranties in Section 4.9 and the agreements and covenants contained in Section 7.6 shall survive for the relevant statute of limitations period. Covenants of each party hereto shall survive indefinitely except to the extent otherwise limited pursuant to the terms thereof.

         SECTION 10.2 Notices.

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

                  (a) If to Buyer:

                      Attention: General Counsel
                      Caminus Corporation
                      825 Third Avenue
                      New York, New York 10022
                      Telecopier No.: (212) 888-0691

                      with a copy to:

                      Attention:  Anthony T. Iler
                      Irell & Manella LLP
                      1800 Avenue of the Stars, Suite 900
                      Los Angeles, California 90067
                      Telecopier No.: (310) 203-7199

                  (b) If to Seller:

                      Attention: General Counsel
                      Altra Energy Technologies, Inc.
                      1221 Lamar, Suite 950
                      Houston, Texas 77010
                      Telecopier No.:  (713) 210-8001

                      with a copy to:

                      Attention: Lawrence S. Wittenberg
                      Testa, Hurwitz & Thibeault, LLP
                      125 High Street
                      Boston, Massachusetts 02110
                      Telecopier No.: (617) 248-7100

         SECTION 10.3 Headings.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.4 Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.5 Entire Agreement.

         This Agreement and the schedules and exhibits hereto, including the Company Disclosure Schedule and the Buyer Disclosure Schedule, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties hereto, with respect to the subject matter hereof, except as otherwise specifically provided in this Agreement.

         SECTION 10.6 Assignment; Binding Effect.

         This Agreement shall bind to, and inure to the benefit of, the parties hereto and their respective successors and assigns, but shall not be assignable by any party hereto without the prior written consent of the other party hereto.

         SECTION 10.7 Failure or Indulgence Not Waiver; Remedies Cumulative.

         No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.8 Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to rules respecting conflicts of law.

         SECTION 10.9 Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         SECTION 10.10 Construction.

         All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement: (a) "hereof," "hereunder," "herein" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular section of this Agreement; and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender. No inference concerning the construction of any provisions of this Agreement shall be drawn from the drafting of various provisions of this Agreement by one or the other party hereto; rather, this Agreement shall be construed as the joint work product of each of the parties hereto.

         SECTION 10.11 Exhibits and Schedules.

         All exhibits annexed hereto, and all schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         SECTION 10.12 Directors and Officers Indemnification.

         Buyer shall (and shall cause the Company and its Subsidiaries to) indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the "COMPANY INDEMNIFIED PARTIES") to the same extent that such Company Indemnified Parties currently are indemnified by the Company or any of its Subsidiaries pursuant to such entities' certificate of incorporation and by-laws for acts or omissions occurring at or prior to the Closing Date. This Section 10.12 will survive the consummation of the transactions contemplated by this Agreement, is intended to benefit the Company Indemnified Parties and will be binding on all successors and assigns of the Buyer, the Company or its Subsidiaries.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                  ALTRA ENERGY TECHNOLOGIES, INC.

                                  By: /s/  Paul Bourke
                                      ------------------------------------------
                                  Name:    Paul Bourke

                                  Title:   President and Chief Executive Officer

                                  CAMINUS CORPORATION

                                  By: /s/ David M. Stoner
                                      ------------------------------------------
                                  Name:    David M. Stoner

                                  Title:   President and Chief Executive Officer